     SIGNET REPORTS FIRST QUARTER FINANCIAL RESULTS SAME STORE SALES INCREASE 6.4%, DILUTED EPS UP 17.7% TO $1.13 KAY SAME STORE SALES INCREASE 10.2%

HAMILTON, Bermuda, May 23, 2013 – Signet Jewelers Ltd (“Signet”) (NYSE and LSE: SIG), the largest specialty retail jeweler in the US and the UK, today announced its results for the 13 weeks ended May 4, 2013 (“first quarter Fiscal 2014”).

Highlights:		First Quarter Fiscal 2014
·	Same store sales	up 6.4%
·	Operating income	$142.8 million, up 10.4%
·	Diluted earnings per share (“EPS”)	$1.13, up 17.7%

Mike Barnes, Chief Executive Officer, commented: “We delivered an outstanding first quarter with increases of 6.4% in same store sales and 17.7% in EPS. Our US division led our performance, generating same store sales increases of 10.2% at Kay and 6.0% at Jared. I would like to thank all Signet associates for their contributions to these results.

We were very pleased with our results throughout the quarter, including Valentine’s Day and the run up to Mother’s Day. Our strong sales for these time periods were driven through excellence in execution by our associates, customers’ acceptance of our great merchandise offerings, and the continued effectiveness of our iconic advertising initiatives. These terrific results were achieved by our team’s consistent ability to execute our initiatives by focusing on our competitive strengths. We believe this leaves us well-positioned to achieve our financial objectives for this year.

Consistent with our commitment to returning value to shareholders, we utilized our remaining stock buyback authorization and repurchased $50.1 million of Signet shares during the first quarter.”

2014 Guidance:

As referenced in the 8-K filing on January 15, 2013, the Company continues to expect the shift of Mother’s Day sales this year partly into the first quarter to impact second quarter sales and earnings performance. In addition, integration costs and the seasonality of the Company’s newly acquired Ultra Stores (“Ultra”) are expected to be dilutive to second quarter EPS. The Company continues to expect the integration of Ultra store systems and conversion to Kay outlets to occur as planned in the second quarter. Signet continues to expect Ultra to contribute positively to performance by the fourth quarter.

As such, for the second quarter of Fiscal 2014, the Company currently expects:

·	Same store sales to increase in the low-to-mid single-digit range;

·	EPS in the range of $0.79 to $0.84, including a $0.06 per share negative impact from the Ultra acquisition referenced above; and

·	EPS excluding Ultra in the range of $0.85 to $0.90.

For the full Fiscal 2014 year, the Company continues to expect capital expenditures in the range of $180 million to $195 million, which includes costs related to: (i) the opening of 70 to 80 new Kay and Jared stores, up from previous expectations of 65 to 75 stores; (ii) store remodels; (iii) digital and information technology infrastructure; and (iv) Ultra capital spending of approximately $14 million, representing a reduction from previous expectations of $18 million.

First Quarter Fiscal 2014 Sales Highlights:

Total sales were $993.6 million, up $93.6 million or 10.4% compared to $900.0 million in the 13 weeks ended April 28, 2012 (“first quarter Fiscal 2013”). Same store sales increased 6.4% compared to an increase of 1.2% in the first quarter Fiscal 2013. eCommerce sales were $31.1 million compared to $22.1 million in the first quarter Fiscal 2013, up $9.0 million or 40.7%.

·	In the US division, total sales were $858.6 million (first quarter Fiscal 2013: $751.5 million), up $107.1 million or 14.3%. Same store sales increased 8.1% compared to an increase of 1.2% in the first quarter Fiscal 2013.

Sales increases were driven by broad based strength across all merchandise categories in Kay and Jared, as well as the Ultra acquisition. Kay and Jared experienced increases in transaction counts and Kay, in particular, increased in average transaction value. eCommerce sales were $25.6 million compared to $17.3 million in the first quarter Fiscal 2013, up $8.3 million or 48.0%.

·	In the UK division, total sales were $135.0 million (first quarter Fiscal 2013: $148.5 million), down $13.5 million or 9.1%. Same store sales decreased 2.3% compared to an increase of 1.2% in the first quarter Fiscal 2013.

The total sales decline was due to a same store sales decrease of $3.1 million primarily in H.Samuel, the impact of closed stores of $4.8 million, and currency fluctuation of $5.6 million. In Ernest Jones, the number of transactions increased and there was strength in the bridal business and watches (excluding Rolex, which is being offered in fewer stores in the UK). In H.Samuel, the number of transactions declined, resulting in lower sales across most merchandise categories. eCommerce sales were $5.5 million compared to $4.8 million in the first quarter Fiscal 2013, up $0.7 million or 14.6%.

			Change from previous year

First Quarter Fiscal 2014	Same	Non-	Total sales at	Exchange	Total	Total
	store	same	constant	translation sales as		sales
	sales¹	store sales, exchange rate³		impact³	reported (in millions)
		net²

Kay	10.2%	1.6%	11.8%	—	11.8%	$506.0
Jared	6.0%	3.9%	9.9%	—	9.9%	$254.6
Regional brands	0.5%	(5.4)%	(4.9)%	—	(4.9)%	$64.0

US division, excluding Ultra	8.1%	1.6%	9.7%	—	9.7%	$824.6
Ultra	—	4.6%	4.6%	—	4.6%	$34.0

US division, including Ultra	8.1%	6.2%	14.3%	—	14.3%	$858.6

H.Samuel	(4.0)%	(3.0)%	(7.0)%	(3.5)%	(10.5)%	$71.7
Ernest Jones	(0.2)%	(3.6)%	(3.8)%	(3.7)%	(7.5)%	$63.3

UK division	(2.3)%	(3.2)%	(5.5)%	(3.6)%	(9.1)%	$135.0

Signet	6.4%	4.7%	11.1%	(0.7)%	10.4%	$993.6

1.	Based only on stores operated for 12 months. The 53 rd week in Fiscal 2013 has resulted in a shift in Fiscal 2014, as the fiscal year began a week later than the previous fiscal year. As such, same store sales are being calculated by aligning the weeks of the quarter to the same weeks in the prior year. Total reported sales continue to be calculated based on the reported fiscal periods.

2.	Includes all sales from stores not open or owned for 12 months.

3.	Non-GAAP measure.

4.	The change from previous year for Ultra is calculated as a percentage of total US sales.

5.	Includes stores selling under the Leslie Davis nameplate.

First Quarter Fiscal 2014 Selected Financial Highlights:

Gross margin was $382.8 million or 38.5% of sales compared to $353.7 million or 39.3% of sales in the first quarter Fiscal 2013. The inclusion of the results for Ultra increased gross margin dollars by $8.8 million; however, it reduced the consolidated gross margin rate by 50 basis points and the US gross margin rate by 60 basis points. The Ultra gross margin is lower than the core US business due to lower store productivity and the impact of the integration. Ultra gross margins are expected to improve as the Ultra integration and conversion to Kay outlets is completed. The remaining 30 basis point reduction in the consolidated gross margin was attributed to the following changes in the US and UK businesses:

·	Gross margin dollars in the US excluding Ultra increased by $24.1 million reflecting higher sales partially offset by a gross margin rate decrease of 70 basis points. The gross merchandise margin was impacted by merchandise mix, new bridal and Jared test programs, which were designed to further increase competitive positioning in bridal, and the impact of Mother’s Day sales shifts. The US net bad debt to US sales ratio was 2.5%, flat to prior year. The credit portfolio continues to perform strongly. Expense leverage was achieved in store occupancy and operating expenses.

·	In the UK, gross margin dollars decreased $3.8 million, primarily reflecting the impact of decreased sales and currency fluctuations. Currency translation costs were $1.5 million of the decrease. Gross margins were lower by 20 basis points, as increased gross merchandise margins were offset by deleveraging of expenses on lower sales.

Selling, general and administrative expenses (“SGA”) were $287.0 million (first quarter Fiscal 2013: $264.5 million), up $22.5 million or 8.5%. As a percentage of sales, SGA decreased by 50 basis points to 28.9%. The inclusion of the results for Ultra increased SGA by $12.6 million and increased the consolidated SGA rate by 30 basis points. The Company expects a reduction in Ultra SGA as the integration is completed. SGA spending was well controlled and leverage was realized on both advertising and store expenses in the US. SGA expense in the UK declined by $2.7 million, reflecting the impact of cost reductions and currency fluctuations.

Other operating income, net was $47.0 million (first quarter Fiscal 2013: $40.2 million), up $6.8 million or 16.9%. This increase was primarily due to higher interest income earned from higher outstanding receivable balances.

Operating income increased to $142.8 million (first quarter Fiscal 2013: $129.4 million), up $13.4 million or 10.4%. Operating margin was 14.4% (first quarter Fiscal 2013: 14.4%).

·	The US division’s operating income including Ultra was $152.8 million (first quarter Fiscal 2013: $137.7 million), up $15.1 million or 11.0%. Operating margin for the US division including Ultra was 17.8% (first quarter Fiscal 2013: 18.3%), down 50 basis points. Excluding Ultra, the US division’s operating income was $156.6 million or 19.0% of sales, up 70 basis points.

·	The UK division’s operating loss was $4.1 million (first quarter Fiscal 2013: $3.0 million loss), an increase of $1.1 million or 36.7%. Operating margin for the UK division decreased by 100 basis points to (3.0)% (first quarter Fiscal 2013: (2.0)%).

Income tax expense was $50.1 million (first quarter Fiscal 2013: $46.0 million), an effective tax rate of 35.3% (first quarter Fiscal 2013: 35.8%). The decrease in the first quarter tax rate was primarily due to a reduction in foreign tax rates and lower disallowable expenses.

Net income increased by $9.3 million to $91.8 million (first quarter Fiscal 2013: $82.5 million), up 11.3%.

Diluted EPS increased by $0.17 to $1.13 (first quarter Fiscal 2013: $0.96), up 17.7%. The net income includes a loss of $0.03 from the Ultra operations. The weighted average diluted number of common shares outstanding was 81.3 million compared to 86.3 million in the first quarter Fiscal 2013.

Balance Sheet and Other Highlights at May 4, 2013:

Cash and cash equivalents were $263.7 million compared to $399.0 million as of April 28, 2012 due to higher earnings offset principally by share repurchases and the Ultra acquisition.

Signet repurchased 749,245 shares in the first quarter Fiscal 2014 at an average cost of $66.92 per share. As of May 4, 2013, there was no remaining share repurchase authorization. Over the life of the program, Signet repurchased 7,430,782 shares at an average cost of $47.10 per share.

Net accounts receivable were $1,157.5 million, up 12.9% compared to $1,025.1 million as of April 28, 2012. This was due to higher credit sales driven principally by an increase in the bridal business. The credit participation rate was 55.3% compared to 55.8% in the first quarter Fiscal 2013. Excluding the sales from Ultra, the credit participation rate was 57.7% compared to 55.8% in the first quarter Fiscal 2013, driven primarily by higher bridal sales.

Net inventories were $1,426.4 million, up 6.8% compared to $1,335.0 million as of April 28, 2012. The increase was primarily due to the Ultra acquisition, rough diamond purchases, expansion of bridal programs and new store growth. Partially offsetting these increases were management actions to improve inventory turns.

			Kay				US		Signet
Store Count	Kay Mall	Kay Off-mall	Total	Jared	Regionals	Ultra¹	Total	UK	Total

Feb. 2, 2013	763	186	949	190	194	110	1,443	511	1,954
Openings	4	11	15	\	\	\	15	\	15
Closures	(2)	(5)	(7)	\	(1)	(1)	(9)	(8)	(17)

May 4, 2013	765	192	957	190	193	109	1,449	503	1,952

1. Excludes 33 Ultra licensed jewelry departments.

Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.jared.com, www.hsamuel.co.uk and www.ernestjones.co.uk.

Conference Call:

A conference call is scheduled today at 8:30 a.m. ET (1:30 p.m. BST and 5:30 a.m. PT) and a simultaneous audio webcast and slide presentation are available at www.signetjewelers.com. The slides are available to be downloaded from the website ahead of the conference call. The call details are:

US dial-in:	+1 (847) 585 4405	Access code:	34676998
International dial-in:	+44 (0) 20 3147 4818	Access code:	34676998

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

Contacts:
Investors:	James Grant, VP Investor Relations, Signet Jewelers	+1	(330)	668	5412
Press:	Alecia Pulman, ICR, Inc.	+1	(203)	682	8224

Key Investor Relations Events:

May 29		Citi Conference, New York
June	13	Deutsche Bank Annual Consumer Conference, Paris
June	14	Annual General Meeting, Bermuda

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this release and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “believes,” “anticipates,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, risks relating to Signet being a Bermuda corporation, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet’s business, financial market risks, deterioration in consumers’ financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, and changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially, see the “Risk Factors” section of Signet’s Fiscal 2013 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 28, 2013. Actual results may differ materially from those anticipated in such forward-looking statements. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Consolidated Income Statements

	13 weeks ended
	May 4,	April 28,
(in millions, except per share amounts)	2013	2012

Sales	$993.6	$900.0
Cost of sales	(610.8)	(546.3)

Gross margin	382.8	353.7
Selling, general & administrative expenses	(287.0)	(264.5)
Other operating income, net	47.0	40.2

Operating income	142.8	129.4
Interest expense, net	(0.9)	(0.9)

Income before income taxes	141.9	128.5
Income taxes	(50.1)	(46.0)

Net income	$91.8	$82.5

Earnings per share – basic	$1.14	$0.96
– diluted	$1.13	$0.96

Weighted average common shares outstanding – basic	80.8	85.5
– diluted	81.3	86.3

(as a percent to sales)

	13 weeks ended
	May 4,	April 28,
	2013	2012

Sales	100.0	100.0
Cost of sales	(61.5)	(60.7)

Gross margin	38.5	39.3
Selling, general & administrative expenses	(28.9)	(29.4)
Other operating income, net	4.8	4.5

Operating income	14.4	14.4
Interest expense, net	(0.1)	(0.1)

Income before income taxes	14.3	14.3
Income taxes	(5.1)	(5.1)

Net income	9.2	9.2

Consolidated Balance Sheets

	May 4,	Feb. 2,	April 28,
(in millions)	2013	2013	2012

Assets

Current assets:
Cash and cash equivalents	$263.7	$301.0	$399.0
Accounts receivable, net	1,157.5	1,205.3	1,025.1
Other receivables	40.2	42.1	43.9
Other current assets	82.1	85.9	74.0
Deferred tax assets	2.3	1.6	2.0
Inventories	1,426.4	1,397.0	1,335.0

Total current assets	2,972.2	3,032.9	2,879.0

Non-current assets:
Property and equipment, net of accumulated depreciation of $737.5, $724.1 and
$707.1, respectively	429.9	430.4	381.7
Other assets	107.2	99.9	72.2
Deferred tax assets	124.9	104.1	116.5
Retirement benefit asset	50.3	48.5	35.8

Total assets	$3,684.5	$3,715.8	$3,485.2

Liabilities and Shareholders’ equity

Current liabilities:
Loans and overdrafts	$5.7	$\	$\
Accounts payable	176.8	155.9	156.0
Accrued expenses and other current liabilities	269.4	326.4	252.3
Deferred revenue	157.6	159.7	150.5
Deferred tax liabilities	145.6	129.6	133.8
Income taxes payable	54.7	97.1	51.4

Total current liabilities	809.8	868.7	744.0

Non-current liabilities:
Deferred tax liabilities	1.0	\	\
Other liabilities	113.3	111.3	103.1
Deferred revenue	415.9	405.9	380.4

Total liabilities	1,340.0	1,385.9	1,227.5

Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 80.9 shares outstanding (February 2, 2013: 81.4 shares outstanding; April 28, 2012: 85.4
share outstanding)	15.7	15.7	15.7
Additional paid-in capital	242.0	246.3	228.3
Other reserves	235.2	235.2	235.2
Treasury shares at cost: 6.3 shares (February 2, 2013: 5.8 shares; April 28, 2012:	(297.7)	(260.0)	(88.6)
1.8 shares)
Retained earnings	2,338.7	2,268.4	2,030.2
Accumulated other comprehensive loss	(189.4)	(175.7)	(163.1)

Total shareholders’ equity	2,344.5	2,329.9	2,257.7

Total liabilities and shareholders’ equity	$3,684.5	$3,715.8	$3,485.2

Consolidated Statements of Cash Flows

	13 weeks ended
	May 4,	April 28,
(in millions)	2013	2012

Cash flows from operating activities
Net income	$91.8	$82.5
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization of property and equipment	25.6	23.1
Pension expense	(0.1)	0.8
Share-based compensation	3.0	4.1
Deferred taxation	1.9	(3.5)
Facility amendment fee amortization and charges	0.1	0.1
Other non-cash movements	(0.2)	\
Changes in operating assets and liabilities:
Decrease in accounts receivable	47.6	63.5
Increase in other receivables and other assets	(5.5)	(0.1)
Decrease in other current assets	4.5	4.3
Increase in inventories	(54.7)	(25.6)
Increase (decrease) in accounts payable	18.3	(27.7)
Decrease in accrued expenses and other liabilities	(51.3)	(62.0)
Increase in deferred revenue	8.0	2.7
Decrease in income taxes payable	(42.4)	(25.6)
Pension plan contributions	(1.8)	(3.4)
Effect of exchange rate changes on currency swaps	0.3	0.8

Net cash provided by operating activities	45.1	34.0

Investing activities
Purchase of property and equipment	(23.2)	(18.6)

Net cash used in investing activities	(23.2)	(18.6)

Financing activities
Dividends paid	(9.8)	(8.7)
Proceeds from issuance of common shares	5.0	5.1
Repurchase of common shares	(50.1)	(90.7)
Net settlement of equity based awards	(9.1)	(8.3)
Proceeds from short-term borrowings	5.7	\

Net cash used in financing activities	(58.3)	(102.6)

Effect of exchange rate changes on cash and cash equivalents	(0.9)	(0.6)
Cash and cash equivalents at beginning of period	301.0	486.8
Decrease in cash and cash equivalents	(36.4)	(87.2)

Cash and cash equivalents at end of period	$263.7	$399.0